Exhibit 10.16

STOCK PURCHASE AGREEMENT

This STOCK PURCHASE AGREEMENT (this “Agreement”) is made and entered into effective as of August 27, 2025 (the “ Effective Date”), between Northwest Biotherapeutics Inc., a Delaware corporation (“Buyer,” “NW” or “NWBio”), and Toucan Holdings LLC, a Delaware limited liability company (“Seller”).

RECITALS

WHEREAS, Seller owns 100% of the issued and outstanding shares of common stock of Advent BioServices Ltd (the “Shares”), a United Kingdom (UK) corporation (“Advent”);

WHEREAS, Advent is a contract development and manufacturing organization (CDMO) specializing in cell therapy products and related services;

WHEREAS, Advent has been conducting virtually all aspects of Buyer's product manufacturing, quality control/release testing and distribution of Buyer's products, development of new and/or modified products for Buyer, product related regulatory filings and licensure, and related services (collectively, “NW Services”) for a number of years pursuant to existing services agreements and related Statements of Work (collectively, the “NW Services Agreements”);

WHEREAS, Advent has also been conducting services and activities for unrelated parties (the “Non-NW Services”);

WHEREAS, substantial amounts of payments for NW Services provided by Advent have been unpaid for extended periods, as reported in Buyer's public filings, and are unpaid as ofthe Closing Date (the “Unpaid NW Contract Amounts”);

WHEREAS, some payments for NW Services were previously made by Buyer to Advent in shares of Buyer's stock rather than in cash, Advent was required to pay substantial UK taxes on such stock payments and Advent was unable to sell such shares due to the affiliate relationship between Buyer and Advent, with the result that Advent effectively did not receive cash payment for providing those NW Services and instead incurred costs for providing those NW Services;

WHEREAS, Buyer wishes to achieve certain efficiencies and related cost savings by acquiring Advent and combining its operations with Buyer's operations;

WHEREAS, Buyer wishes to purchase the Shares from Seller, and Seller wishes to sell the Shares to Buyer.

AGREEMENT

NOW THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the parties agree as follows:

ARTICLE I

PURCHASE AND SALE

Section 1.1General. The Recitals are incorporated herein by reference.

Section 1.2Purchase and Sale of the Shares. Buyer hereby buys the Shares from Seller, and Seller hereby sells the Shares to Buyer, upon the terms and conditions set forth in this Agreement. The consideration for Buyer's purchase of the Shares is comprised of the Purchase Price, the Net Accounts Payable Amount and the Excluded Amounts. The consideration will be paid in installments over two (2) years, subject to certain acceleration events, as provided in Section 1.3

1.2.1	Buyer agrees to pay a purchase price of £1.4 million (the “Purchase Price”) as part of the consideration for the Shares.
1.2.2

Buyer agrees to pay a “Net Accounts Payable Amount” as part of the consideration for the Shares. The Net Accounts Payable Amount represents the net current amount of Unpaid NW Contract Amounts owed by Buyer as of the Closing Date for services previously rendered by Advent under the NW Services Agreements, adjusted for resolution of payables and receivables between the parties, as set forth in Schedule 1.2.

1.2.3

Buyer agrees that Seller shall retain (a) amounts owed to Advent by Non-NW clients for Non-NW Services prior to the Closing Date and (b) tax refunds attributable to Advent activities prior to the Closing Date, as set forth in Schedule 1.2 (the “Excluded Amounts”), as part of the consideration for the Shares. Amounts owed by Non-NW clients for activities after the Closing Date and tax refunds attributable to activities after the Closing Date will belong to Buyer.

Section 1.3Payment Schedule. Buyer will pay the Purchase Price and Net Accounts Payable Amount to Seller in equal monthly installments over twenty-four (24) months beginning ninety (90) days after the Closing Date, subject to acceleration of the outstanding balance (in one or more payments) as soon as reasonably feasible following a regulatory approval of the Company's DCVax® product, as determined by the Board in good faith. Buyer will deliver the Excluded Amounts to Seller upon Buyer's receipt of such Amounts. Outstanding balances will be subject to a 7.5% simple interest rate per annum each month until the balance is fully repaid, commencing on the Closing Date.

Section 1.4Closing. As a condition to Closing of the acquisition, the parties will cooperate to satisfy such legal and/or regulatory requirements as may necessary for the acquisition (collectively, the “Condftions to Closing”). Such Conditions to Closing will include, without limitation, such actions as may be necessary, if any, for the parties' existing licenses from the Medicines and Healthcare Products Regulatory Agency (MHRA) and the Human Tissue Authority (HTA) to remain in force. The purchase and sale of the Shares shall take place at a closing (the “Closing”) to be held on a date mutually agreed by the parties (“the Closing Date”) as soon as practicable following satisfaction of the Closing Conditions. At the Closing, Seller shall deliver to Buyer evidence satisfactory to Buyer of the registration of the Shares in the name of Buyer in the stock records of Advent.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF SELLER

Seller hereby represents and warrants to Buyer as follows. These representations and warranties shall speak only as of the Closing and shall not continue past the Closing. For purposes of this Agreement, “to Seller's knowledge” means to the knowledge of Advent management.

Section 2.1Organization and Qualification. Seller is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware. Advent is a corporation duly organized, validly existing and in good standing under the laws of the UK, and has full corporate power and authority to carry on its business as currently conducted.

Section 2.2Authority. Seller has full corporate power and authority to execute, deliver and perform its obligations under this Agreement. The execution, delivery and performance by Seller of this Agreement, and the consummation of the transactions contemplated hereby, have been duly and validly authorized by all necessary corporate action on the part of Seller. This Agreement has been duly executed and delivered by Seller and is legal, valid, binding and enforceable upon and against Seller.

Section 2.3No Conflict; Required Filings and Consents. To Seller's knowledge, the execution, delivery and performance by Seller of this Agreement and the consummation by Seller of the transactions contemplated hereby do not and will not (a) violate any provision of the certificate of incorporation or bylaws of Seller or Advent; (b) violate any federal, state or local statute, law, regulation, order, injunction or decree applicable to Seller or Advent; (c) conflict with, create a breach or default under any agreement with a third party or (d) require any consent or approval of, registration or filing with, or notice to any governmental authority. True and complete copies of the organizational documents of Advent have been provided to Buyer.

Section 2.4Shares. Seller is the record and beneficial owner of the Shares, free and clear of any charge, limitation, condition, mortgage, lien, security interest, adverse claim, encumbrance or restriction (collectively, “Encumbrances”). Seller has the right, authority and power to sell and deliver the Shares to the Buyer. Upon delivery of the Shares by Seller to Buyer, Buyer shall acquire good, valid and marketable title to the Shares, free and clear of any Encumbrance. Advent's authorized capital stock consists of one (1) share of common stock and no shares of preferred stock, of which one (1) share of common stock, constituting the Shares, is issued and outstanding, and no preferred stock is issued and outstanding. All of Advent's issued and outstanding capital stock is validly issued, fully paid and nonassessable. The Shares comprise all of the issued and outstanding stock of Advent, and Advent has not issued or agreed to issue any (a) further shares of capital stock or other equity, ownership or voting interests; (b) securities or instruments convertible into or exchangeable for shares of capital stock or other equity, ownership or voting interests; or (c) equity-equivalents, earnings, profits or revenue-based or equity-based rights. There are no outstanding obligations of Advent to issue, repurchase or redeem any shares of capital stock of Advent, or any securities or instruments convertible into or exchangeable for any capital stock or that relate to the holding, voting or disposition thereof.

Section 2.5Financial Statements. The unaudited balance sheet of Advent as at December 31, 2024, and the related unaudited statements of income, retained earnings, stockholders' equity and changes in financial position of Advent, together with all related notes and schedules thereto, accompanied by the reports thereon of Advent's independent auditors and the unaudited balance sheet of Advent as of June 30, 2025, and the related unaudited statements of income, retained earnings, stockholders' equity and changes in financial position of Advent, together with notes and schedules thereto (collectively, “Financial Statements”) have been provided to Buyer. To Seller's knowledge, the Financial Statements (i) are correct and complete in all material respects and have been prepared in accordance with the books and records of Advent, (ii) have been prepared in accordance with sound accounting practice in the United Kingdom applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto) and (iii) fairly present, in all material respects, the financial position, results of operations and cash flows of Advent as at the respective dates thereof and for the respective periods indicated therein, except as otherwise noted therein. To Seller's knowledge, Advent has not made material changes in its accounting practice since the June 30, 2025 unaudited balance sheet.

Section 2.6Absence of Undisclosed Liabilities. To Seller's knowledge, Advent has no material liabilities or obligations, except (a) as and to the extent accrued or reserved against in the unaudited balance sheet ofAdvent as of June 30, 2025 (such balance sheet, together with all related notes and schedules thereto, the “Balance Sheet”), (b) as disclosed in Schedule 2.6 and (c) for liabilities and obligations incurred in the ordinary course of business consistent with past practice since the date of the Balance Sheet that are not, individually or in the aggregate, material to Advent.

Section 2.7Absence of Certain Changes or Events. Since the date of the Balance Sheet: (a) Advent has conducted its business in the ordinary course consistent with past practice; (b) no event or development has had or is reasonably likely to have an adverse effect that would be material to Advent; and (c) Advent has not suffered any loss, damage, destruction or other casualty materially impairing any of its material properties or assets, whether or not covered by msurance.

Section 2.8Compliance with Law; Permits. To Seller's knowledge, Advent is and has been in compliance in all material respects with all laws applicable to it. To Seller's knowledge, Advent is in possession of all permits, licenses and other authorizations of any governmental authority (“Permits”) necessary for it to carry on its business as currently conducted, and is and has been in compliance in all material respects with such Permits.

Section 2.9Employee Benefits. To Seller's knowledge, Advent is and has been in compliance with all applicable employee benefit plans and requirements under applicable UK law.

Section 2.10Litigation. There is no claim, action, suit, proceeding, inquiry, investigation or arbitration by or before any governmental, regulatory, administrative, judicial or arbitral body pending or, to Seller's knowledge, threatened (a) that may materially affect Advent, its officers or directors in regards to their actions as such, its assets or its business; (b) to restrain or prevent the consummation of the transactions contemplated hereby; or (c) that may materially affect the right of Buyer to own and vote the Shares, nor, to Seller's knowledge, is there any basis for any of the foregoing.

Section 2.11Real and Personal Property. To Seller's knowledge, Advent has good and valid title to or a valid leasehold interest in all personal property reflected on the Balance Sheet or acquired in the ordinary course of business since the date of the Balance Sheet, except for any personal property sold or otherwise disposed of for fair value since the date of the Balance Sheet in the ordinary course of business consistent with past practice. Advent does not own any real property or any interest in real property.

Section 2.12Material Contracts. True and complete copies of all agreements, arrangements or understandings, whether written or oral, that are material to Advent (each, a “Material Contract”) have been provided or made available by Seller to Buyer. To Seller's knowledge, each Material Contract is valid, binding and enforceable, and is in full force and effect.

Section 2.13Taxes. To Seller's knowledge, Advent has filed all tax returns and other reports required of it under all applicable tax laws and Advent believes such returns and reports are correct and complete. To Seller's knowledge, Advent has paid all taxes or other amounts due with respect to employee compensation and benefits, and has paid or disclosed to Buyer estimates of all tax amounts due with respect to Advent's revenues.

Section 2.14Brokers. No broker, finder or agent will have any claim against Buyer or Advent for any fees or commissions in connection with the transactions contemplated by this Agreement based on arrangements made by or on behalf of Seller or Advent.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby represents and warrants to Seller as follows. These representations and warranties shall speak only as of the Closing and shall not continue past the Closing.

Section 3.1Organization. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

Section 3.2Authority. Buyer has full corporate power and authority to execute, deliver and perform its obligations under this Agreement. The execution, delivery and performance by Buyer of this Agreement, and the consummation of the transactions contemplated hereby, have been duly and validly authorized by all necessary corporate action on the part of Buyer. This Agreement has been duly executed and delivered by Buyer and is the legal, valid, binding and enforceable upon and against Buyer.

Section 3.3Required Filings and Consents. The execution, delivery and performance by Buyer of this Agreement and the consummation by Buyer of the transactions contemplated hereby do not and will not require any consent or approval of, registration or filing with, or notice to any governmental authority.

Section 3.4Amounts Owed By the Parties. Buyer agrees and confirms the respective amounts owed by the parties (including, without limitation, the Unpaid Contract Amounts) to each other as set forth in Schedule 1.2.

Section 3.5Financial Capability. Buyer has, and reasonably expects to continue to have, sufficient financial capability to perform its obligations under this Agreement, including timely payment of the Purchase Price in accordance with Section 1.3.

Section 3.6Sufficient Information Access, Due Diligence. Buyer has worked closely with Advent for a number of years, including reviewing Advent's finances and operations in connection with Buyer's own annual audit and annual regulatory filings. Buyer has also had an opportunity for access to Advent's financial and operational information in connection with this Agreement. Buyer expressly agrees that it has had sufficient opportunity to access such information as it deemed necessary, to evaluate such information and conduct due diligence and to determine whether and on what terms to enter into this Agreement.

Section 3.7Brokers. No broker, finder or agent will have any claim against Seller for any fees or commissions in connection with the transactions contemplated by this Agreement based on arrangements made by or on behalf of Buyer.

ARTICLE IV

ADJUSTMENTS

Section 4.1Breach of Warranty. During the ninety (90) days after Closing, if a party incurs a material loss as a result of a material breach of a representation or warranty by the other party, the parties will confer in good faith and determine whether there should be some adjustment of the Net Accounts Payable Amount set forth in Section 1.2.

Section 4.2Taxes. (a) Seller shall be responsible for completing the preparation and filing of the income tax returns for Advent for 2024. In the event that the amount owed is greater than the estimated tax amount that has been subtracted from the Unpaid NW Contract Amounts in calculating the Net Accounts Payable Amount as provided in Section 1.2.2 and Schedule 1.2, the parties will confer in good faith to determine whether there should be some adjustment of the Net Accounts Payable Amount set forth in Section 1.2. (b) The parties will work jointly to prepare and file the income tax returns for Advent for 2025. In the event that income taxes are ultimately owed for Advent for 2025 periods prior to the Closing Date, the parties will confer in good faith to determine whether there should be some adjustment of the Net Accounts Payable Amount set forth in Section 1.2. (c) Seller shall also be responsible for completing the preparation and filing of the VAT refund applications for periods up to the Closing Date which comprises part of the Excluded Amounts under Section 1.2.3.

ARTICLE V

GENERAL PROVISIONS

Section 5.1Fees and Expenses. Except as otherwise provided herein, all fees and expenses incurred in connection with or related to this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees or expenses, whether or not such transactions are consummated.

Section 5.2Interest. Interest will accrue monthly on the outstanding balance at the rate of 7.5% simple interest per annum or such other rate as mutually agreed by the parties at a later date.

Section 5.3Amendment and Modification. This Agreement may not be amended, modified or supplemented except by an instrument in writing signed by each party. This can be accomplished through emails from authorized representatives ofthe parties, with delivery receipt showing confirmed transmission.

Section 5.4Waiver. No failure or delay of either party in exercising any right or remedy hereunder shall operate as a waiver thereof. Any such waiver by a party shall be valid only if set forth in writing by such party.

Section 5.5Notices. All notices and other communications hereunder shall be in writing, shall be effective upon delivery and shall be deemed duly given if delivered personally or sent by e-mail with delivery receipt showing confirmed transmission, or by recognized overnight courier to the address set forth below, or to such other address as may be designated in writing by such party:

if to Buyer, to:

Northwest Biotherapeutics, Inc.

4800 Montgomery Lane, Suite 800

Bethesda, MD 20814

Attention: Ms. Vanessa Acre

E-mail: varce@nwbio.com

With cc to: Mr. Brian Lane

Email: blane@gibsondunn.com (outside counsel)

if to Seller, to:

Toucan Holdings LLC

9317 Connelly Drive, Suite I

Hanover, MD 21076

Attention: Ms. Laura Tillman

E-mail: ltillman@toucancapital.com

Section 5.6Governing Law. This Agreement and any claims or causes of action arising out of or relating to this Agreement shall be governed by the laws of the State of Delaware without regard to conflict of laws rules or provisions.

Section 5.7Entire Agreement. This Agreement constitutes the entire agreement and supersedes all prior written or oral agreements, arrangements and understandings with respect to the subject matter hereof.

Section 5.8Interpretation. Any controversy over interpretations of this Agreement will be determined without regard to any drafting history of the provision(s) at issue, including without limitation which party may have drafted or commented on such provision(s).

Section 5.9Mutual Cooperation: Further Assurances. Following the Closing, each party will cooperate in good faith to execute further documents and/or take such other actions as may be necessary to implement the intent of this Agreement and the transactions contemplated herein.

Section 5.10No Personal Liability. In no event shall any natural person (including, without limitation, any officer, director, natural person shareholder, member, creditor, adviser, successor, assign or other representative) of either party or Advent have any personal liability on any basis, direct or indirect, actual or contingent, in connection with this Agreement and/or the transactions contemplated herein.

Section 5.11No Consequential Damages. In no event shall any of the parties involved in this Agreement be liable for any indirect or consequential damages on any basis.

Section 5.12No Third-Par t y Beneficiaries. Nothing in this Agreement shall confer upon any person other than the parties and their respective successors and assigns any right of any nature.

Section 5.13Assignment; Successors. This Agreement will be binding upon and inure to the benefit of the parties and their respective successors and assigns.

Section 5.14Severability. If any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable Law, such invalidity, illegality or unenforceability shall not affect any other provision hereof and the parties shall cooperate in good faith to achieve as nearly as possible the original intent of the parties.

Section 5.15Counterparts. This Agreement may be executed in counterparts (including electronic transmission counterparts), all of which shall be considered one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party.

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IN WITNESS WHEREOF, Buyer and Seller have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

NORTHWEST BIOTHERPAEUTICS,
INC. BUYER

By:
Name: Alton L Boynton
Title: Chief Scientific Officer

TOUCAN HOLDINGS
LLC SELLER

By:
Name: Linda F Powers
Title: Member

[Signature Page to Stock Purchase Agreement]